Shareholders Committed TO Restoring Equity

SCORE is a group of Adair International Oil and Gas, Inc. (AIGI) shareholders organized as a non-profit Texas corporation, SCORE
Group Inc.,that is seeking your Proxy to replace the current AIGI
Board of Directors. Your Proxy will be voted at the

ANNUAL SHAREHOLDERS MEETING
TO ELECT A
NEW BOARD OF DIRECTORS

According to the bylaws of the Corporation, the Annual
Shareholders Meeting must be held prior to June 30, 2002, but the current AIGI Management has not yet scheduled this meeting.

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THE SCORE GROUP HAS FILED A PROXY STATEMENT WITH THE SECURITIES
AND EXCHANGE COMMISSION. THIS PROXY STATEMENT CONTAINS IMPORTANT
INFORMATION FOR CONSIDERATION BY ALL ADAIR INTERNATIONAL OIL AND
GAS, INC. ("AIGI") SHAREHOLDERS.

AS A SECURITY HOLDER, PLEASE READ THE PROXY STATEMENT BEFORE
TAKING ANY ACTION WITH RESPECT TO THE PROPOSALS PRESENTED HEREIN.


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What's Gone Wrong?
The AIGI shareholders have fallen victim to a breakdown in Corporate Governance due to the absolute control of the Board of Directors by it's management, John W. Adair, Chairman and CEO and Jalal Alghani, Vice Chairman, CFO and Corporate Secretary. These two individuals, who comprise the entire AIGI Board and current management, have eliminated the normal "checks and balances" of a public corporation. They have rejected Corporate Governance whereby the concept of an independent Board of Directors provides management oversight for the protection of shareholders.

Among a long list of activities by the current Board of Directors, those issues that have most affected the AIGI shareholders are:

Issuing over 50 million shares of AIGI stock to themselves and entities they control without paying for those shares.


Issuing shares of AIGI stock for non-existent consulting service debts.


Arbitrarily doubling their salaries to over $240,000 per annum without notifying the shareholders.


Forfeiting over $1 million dollars in annual revenue by losing the Operatorship of Yemen Block 20 project and possibly forfeiting the Corporation's entire Yemen Block 20 interest.


Issuing shares of AIGI stock for cash, but keeping a substantial portion of the cash for their personal use.


Forcing the Corporation's financial condition to near bankruptcy.


Loss of Over $187 million dollars of Shareholder equity!
What Proof Do You Have?

The SCORE Group has uncovered documented evidence that the current management, John W. Adair, Chairman and CEO and Jalal Alghani, Vice Chairman, CFO, and Corporate Secretary are involved in business activities for their personal gain that have diminished shareholder equity. The SCORE Report Card provides details of these activities.

In many instances, the SCORE Group believes these activities are illegal and has turned over the evidence to various Federal and State agencies including the Department of Justice (Southern District of Texas), Federal Bureau of Investigation (FBI), Internal Revenue Service (IRS), Immigration and Naturalization Service (INS), Securities and Exchange Commission (SEC), and Banking Institutions who are conducting ongoing investigations.

This Call for a "Change of Management" is a result of a five-month investigation by the SCORE Group into the reasons the AIGI shareholders have lost over $187 million dollars in equity since
March 2000.

What Can I Do?

Navigate to the Registration Tab on this Website

Submit your personal contact information to the SCORE Group.

We need your name, address and the number of shares that you own and if you physically hold your stock certificates of if you use a broker.



Once the SEC has given the SCORE Group approval to distribute Proxy Materials, you or your broker will receive a Proxy Statement and Ballot card in the mail. By marking that Ballot and returning it to the address provided, you can give your Proxy to the SCORE Group, who will vote it in accordance with your choice as a shareholder.

Vote for New Management

Support the SCORE Nominees

Elect a new Board of Directors

Tell Your Friends!




What is the Solution?

The "Solution" is to remove John W. Adair and Jalal Alghani from the AIGI Board of Directors and replace them with the SCORE Nominees for the Board (SCORE Nominees) who will return integrity to our Corporation. The SCORE Nominees believe a properly constituted Board of Directors complimented by a strong and diverse management team will provide AIGI shareholders with the best assurance that their Corporation is managed in a forthright and honest manner. The SCORE Nominees are committed to responsible Corporate Governance for AIGI.

The SCORE Nominees consist of three well respected individuals representing a diversity of expertise in the energy business. They have a Business Plan to revitalize and recapitalize AIGI once there is a complete Change of Management.

If you have questions or need help with your Proxy contact the SCORE Group.


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The SCORE Group is a privately held Texas non-profit corporation comprised of Adair International Oil & Gas, Inc. Shareholders who are concerned about the future financial viability of the Corporation. The principal member of the group is Mr. Richard G. Boyce. Mr. Boyce was previously associated with AIGI as President of Adair Exploration, Inc. and Adair Yemen Exploration Ltd. At the annual general meeting in June 15, 2001, Mr. Boyce was elected to the AIGI Board of Directors and immediately resigned citing his personal belief that the Corporation had suffered from the gross mismanagement by Chairman and CEO, John W. Adair, and Vice Chairman, CFO and Corporate Secretary, Jalal Alghani".

Mr. Boyce currently has no affiliation with the Corporation other than ownership of 3,738,407 AIGI shares, which represent approximately 3.7% of the Corporation's total outstanding shares.

The SCORE Group believes that by electing the SCORE Nominees to the Corporation's Board of Directors, responsible Corporate Governance can be restored to the Corporation and certain business results can be achieved, thereby providing an opportunity to enhance shareholder value. However, no assurance can be given that the election of the SCORE Nominees to the Corporation's Board of Directors will achieve enhanced shareholder value or any other desired result.

The SCORE Group Business plan includes certain forward-looking statements. The forward-looking statements reflect the SCORE Group's expectations, objectives and goals with respect to future events and financial performance. They are based on assumptions and estimates, which they believe are reasonable. However, actual results could differ materially from anticipated results. Important factors that may impact actual results include, but are not limited to commodity prices, political developments, legal decisions, market and economic conditions, industry competition, the weather, changes in financial markets and changing legislation and regulations. The forward-looking statements contained in this report are intended to qualify for the safe harbor provisions of
Section 21E of the Securities and Exchange Act of 1934, as amended.